EXHIBIT 10.1

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BioCorRx, Inc.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made as of this 24th day of May, 2019 (the “Effective Date”) by and between Charles River Laboratories, Inc., a Delaware corporation, with a business address at 251 Ballardvale Street, Wilmington, Massachusetts 01887, and its affiliates, including without limitation, those set forth on Exhibit A attached hereto and made a part hereof (“Company”) and BioCorRx, Inc., a Delaware corporation, with a business address at 2390 E. Orangewood Ave., Suite 575, Anaheim, CA 92806 USA (“Sponsor”).

BACKGROUND

Company is a contract research organization engaged in providing products and services including without limitation, discovery and development services, preclinical testing services, scientific and regulatory consulting, and research models and related services. Sponsor desires Company to provide, and Company agrees to provide, the services described in this Agreement (the “Services”) pursuant to the terms and conditions of this Agreement. The Services shall consist of conducting individual studies or consultations (each, a “Study”) defined in the SOW (as hereinafter defined).

In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The Study. Company shall render the Services as set forth in a Protocol and/or Statement of Work, Project Addendum, Letter of Agreement, Letter of Commitment, Work Order, Purchase Order or Consulting Services Letter (collectively referred to here as the “SOW”). A “Protocol” and/or “Statement of Work” and/or “Project Addendum” shall mean an attachment to this Agreement describing the nature, design and scope of the Study and the schedule of work to be performed or consulting services to be provided during the course of an individual Study conducted by Company for the Sponsor, and in the case of a Statement of Work/Project Addendum also sets forth the price, fees and payment schedule. A “Letter of Agreement”, “Work Order” or “Purchase Order” shall mean an attachment to this Agreement that describes with respect to a particular Study the price, fees and payment schedule for that Study and any modifications of the terms of this Agreement as applied to a particular Study. A “Letter of Commitment” shall mean an attachment to this Agreement that describes a commitment of space and resources by Company. A Consulting Services Letter shall mean an attachment to this Agreement that describes Company’s consulting services and pricing for such services. In the event of a conflict between the terms contained in the SOW and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the SOW. The SOW when signed by Company and Sponsor shall be incorporated into and made a part of this Agreement.

2. Conduct of Services.

2.1. Company will maintain industry standards of professional conduct in the performance of the Services and in the preparation of all related reports. Company and Sponsor will adhere to all material government laws, rules and regulations applicable to the Services (“Applicable Law”). If applicable, and as set forth in the SOW, Company will perform the Study in compliance with the current good laboratory practices or the current good manufacturing practices of the appropriate governmental regulatory agencies.

2.2. In addition to the terms and conditions contained herein, all purchases of research models and services related thereto shall be made in accordance with the terms and conditions set forth on Exhibit B attached hereto and made a part hereof.

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BioCorRx, Inc.

2.3. Company will perform the Services in accordance with the SOW, which may be amended from time to time upon the mutual agreement of Company and Sponsor. Company agrees not to intentionally change or deviate in any material manner from the SOW without Sponsor’s prior approval. Deviations from the SOW may be made in an emergency without Sponsor’s approval, provided that Company shall use commercially reasonable efforts to obtain Sponsor’s verbal approval, which shall be subsequently confirmed by Sponsor in writing. The parties acknowledge that during the course of performing the Study in accordance with the SOW, additional costs may be incurred by Company as a result of procedural changes which do not amount to or require a change in the SOW, but which are deemed necessary by Company to successfully perform said Study, and which could not be foreseen at the time of the preparation of the SOW. If such procedural changes occur, Company shall advise the Sponsor prior to their implementation and solicit the Sponsor's agreement as to the necessity and additional cost thereof. Should Company be unable to contact the Sponsor in advance, the Sponsor agrees that in order to maintain the integrity of the Study, Company may proceed accordingly and be entitled to recover such additional costs, provided such costs do not exceed 5% of total Study cost, from the Sponsor upon presentation of an explanation of such procedural changes and the necessity thereof

2.4. Nothing in this Agreement prevents Company from carrying out similar services for any other party, provided that such services will not conflict with the provision of Services under this Agreement, including, but not limited to, using any of Sponsor’s Confidential Information or Intellectual Property (as defined below).

2.5. Company may subcontract any part of the Services to a third party provided that:

(i)	such subcontracted Services are agreed in the relevant SOW ;

(ii)	such Services are performed in accordance with this Agreement, Applicable Law, and the relevant SOW; and

(iii)	Company shall remain fully responsible to the Sponsor for the performance of such Services.

(iv)	Any third party subcontract by Company shall agree in writing to comply with the terms and conditions of this Agreement and any applicable SOW.

In the event that Company subcontracts any part of the Services to an affiliated entity, invoices for such Services may be issued to the Sponsor directly by the affiliated entity in the currency specified in the relevant SOW or as otherwise agreed in writing between the parties. The Sponsor shall pay such invoices directly to the relevant affiliated entity.

3. Test Articles. If applicable, Sponsor will provide Company with sufficient amounts of all compounds, materials, or other substances meeting relevant specifications (“Test Articles”) with which to perform the Services, together with such complete and accurate data as is necessary to apprise Company of the identity, strength, purity, stability and composition or other appropriate characteristics of each batch, proper storage and safe handling requirements of the Test Articles, including a Material Safety Data Sheet (MSDS) or equivalent documentation. In addition, if applicable, Sponsor will provide Company certification that the methods of synthesis, fabrication, or derivation of the Test Article had been documented by the Sponsor. All costs associated with shipping the Test Articles to Company shall be the responsibility of Sponsor, and Company shall not be responsible for any loss, damage or destruction of the Test Articles while in transit. The import and export of technical data or Test Articles may be subject to the receipt of any necessary import and/or export licences, permits or consents by the importing and/or exporting party. Sponsor shall not provide or send to Company any Test Articles until Company notifies Sponsor that all required licenses, consents and permissions have been received by Company.

4. Personnel. Company will arrange for experienced, qualified and appropriately licensed personnel to support and perform Company’s obligations under this Agreement. To the best of Company’s knowledge, Company represents that none of its employees who are to participate in a Study have been debarred and none of such employees are under consideration to be debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

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BioCorRx, Inc.

5. Inspections.

5.1 . Upon reasonable advance notice, Company will permit Sponsor and/or its designated representatives (provided such representatives are not competitors of Company), during normal business hours and at mutually agreeable times, to visit the Company facilities where the Services are being provided to monitor Company’s performance of the Services.

5.2. Company will notify Sponsor as soon as practical in the event of any regulatory inspection of Company’s facilities that directly impacts the performance of the Services or a Study. In the event of an inspection of Sponsor’s Study by a regulatory or administrative agency, Company will, to the extent permissible under Applicable Law, consult with and allow Sponsor to review and comment on any responses to such agency related to the inspection, provided however the final response shall be in Company’s sole discretion.

5.3. To the extent that Sponsor engages a third party to perform any services related to a Study, Sponsor shall provide all information requested by Company regarding such services, including, without limitation, all information regarding regulatory and quality assurance sufficient to enable Company to comply with its own regulatory and/or quality assurance obligations. If any study activities are subcontracted by Sponsor, Sponsor will be responsible for qualification of these subcontractors to assure they meet all required standards and regulations.

6. Records and Reports.

6.1. Company will keep complete and accurate records of the status and progress of the Study as required by the SOW.

6.2. Provided that the Sponsor is not in default hereunder or under any of the SOW, Company will furnish a report or data containing information specified in the SOW. All reports will be prepared in the standard format of the Company unless otherwise specified in the SOW or as otherwise agreed to by the parties.

6.3 . All raw data, study documentation, protocols, interim and final reports, specimens generated as a result of a preclinical Study are the Sponsor’s property. At Sponsor’s cost and expense, if Applicable Law or Sponsor requires Sponsor’s property to be held by Company, Company shall store Sponsor’s property as agreed upon in the SOW and in accordance with Company’s standard archiving terms and conditions set forth on Exhibit C attached hereto and made a part hereof. Upon reasonable advance notice, provided that the Sponsor is not in default hereunder or under any of the SOW, Sponsor shall have reasonable access to such material, and shall have the right to obtain photocopies of the raw data and supporting documentation, at Sponsor’s expense.

6.4 . In the event Company provides electronic access to the Services or Study data, records, reports and other documentation and Sponsor elects to use such electronic access, the use of such electronic access shall be governed by Company’s standard electronic access terms and conditions which may be accessed via Company’s website.

7. Compensation.

7.1. Sponsor will pay Company as set forth in the SOW (“Study Price”). All invoices are due and payable thirty (30) daysfrom the date of the invoice, and Sponsor agrees to pay all undisputed invoices submitted. All amounts will be in USD unless otherwise set forth in the SOW. Company may elect to cease or suspend the Services on a Study or withhold required reports or other deliverables if the Sponsor does not make payments when due and payable on any undisputed invoice.

If Sponsor has a good faith dispute regarding a Company invoice submitted to Sponsor, Sponsor may withhold payment for the disputed services, provided that Sponsor pays the undisputed amount and notifies Company in writing of the specific amount and nature of the dispute within thirty (30) days from the date of Company’s invoice.

7.2. All applicable termination, delay, suspension or cancellation fees will be set forth in the SOW.

7.3. All Value Added Taxes, sales taxes and any other taxes required by Applicable Law shall be paid by Sponsor.

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BioCorRx, Inc.

8. Confidentiality.

8.1 The parties may exchange proprietary and confidential information during the term of this Agreement, including without limitation, the existence and terms of this Agreement. The parties will identify, in writing, such information as confidential and/or proprietary. If a party intends to disclose confidential information to the other party orally, the disclosing party shall (i) alert the other party of the confidential nature of the disclosure prior to the disclosure and (ii) provide written notice to the other party of the confidential nature and contents of such disclosure within ten (10) days of the original disclosure. Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving party by the disclosing party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute confidential information, provided that the confidential nature of such information would be apparent to a reasonable person, familiar with the disclosing party’s business and industry in which it operates. Each party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure. Except as expressly authorized in writing, neither party shall use the other party’s proprietary or confidential information for any purpose other than in performance of this Agreement. In the event of site visits to the other party’s facilities, each party agrees to protect any confidential information with which each party’s representatives may come in contact, by any means and for whatever purpose, during visits to the other party’s facilities. Each party agrees to communicate the substance of this provision to any of its employees and representatives that will be visiting the other party’s facilities. The obligations of confidentiality set forth in this Section 8 will survive the termination or expiration of this Agreement for a period of five (5) years.

8.2. The confidentiality provisions of this Section 8 shall not apply to any part of such information, which:

a)	is known to the receiving party at the time it was obtained from the disclosing party;

b)	is acquired by the receiving party from a third party, and such third party did not obtain such information directly or indirectly from the disclosing party under an obligation not to disclose;

c)	is or becomes published or otherwise in the public domain other than by violation of this Agreement by the receiving party;

d)	is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party; or

e)	is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provides prompt written notice of such disclosure to the disclosing party and cooperates with the disclosing party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

8.3. The parties agree that confidential information is not deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components, or combinations are now, or become, known to the public.

8.4. Transfer, storage, use and processing of personal data shall be made in accordance with the Data Protection Exhibit D attached hereto and made a part hereof.

8.5. Nothing in this Agreement shall be construed as providing, granting, transferring or conveying any license, right, title or interest in the Confidential Information of a party to the other party. Upon termination of this Agreement, each party agrees to return and/or destroy any Confidential Information of the other party in its possession, except that a party shall not be required to delete, erase, return or destroy any Confidential Information that may reside on a party’s electronic archival system (e.g., back-up tapes, etc.) or required to be retained by the party by Applicable Law, other than one copy which the receiving party must retain for the purpose of demonstrating compliance with terms and conditions of this Agreement..

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BioCorRx, Inc.

9. Use of Names.

Neither party will use the other party’s name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party.

10. Warranties.

10.1. Sponsor warrants that it owns all rights, title and interest in or otherwise has the right to use the Test Articles and the intellectual property related thereto, that no intellectual property rights of any third party were infringed in making such Test Articles or providing such Test Articles to Company, and that Company’s use of any and all such Test Articles in connection with any Study will not knowingly infringe the intellectual property rights of any third party. In the event the Services require the use of commercially available compounds, Test Articles, or a target which has been specifically requested by the Sponsor, the Sponsor agrees that Company has no liability to the Sponsor in respect of any infringement or alleged infringement of third party intellectual property rights. Company warrants that it owns all rights, title and interest in or otherwise has the right to use any and all processes, procedures, equipment and materials/supplies and the intellectual property related thereto, that to the best of its knowledge, after reasonable inquiry no intellectual property rights of any third party will be infringed in performing the Services and that Sponsor’s use of any and all results, reports or other deliverables under a SOW in connection with the Service will not knowingly infringe the intellectual property rights of any third party. The Company agrees that the Sponsor has no liability to the Company in respect of any breach of the warranty set forth above..

10.2. Company warrants that the Services shall conform to the specifications or descriptions set forth in the SOWS, Applicable Law and the current material applicable standards, regulations and procedures of the appropriate regulatory agencies. Company does not warrant or represent that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented, that the results of the Study will enable the Sponsor to further develop, market or otherwise exploit the Test Articles or any other product or service. The results of the Services shall not be used for human or veterinary diagnostic or therapeutic purposes. This Agreement is to carry out experimental research and for the use of experimental materials whose properties and safety may not have been established. Accordingly, specific results cannot be guaranteed and any delivered items provided by Company to the Sponsor under this Agreement are provided ‘AS IS’ and without any express or implied warranties, representations or undertakings, except as set forth above.

10.3. THE WARRANTY BY COMPANY SET FORTH IN SECTION 10.2 ABOVE IS IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

11. Limitation of Liability.

11.1. Neither party will be liable for penalties or liquidated damages or for special, indirect, consequential, punitive, exemplary or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, negligence, strict liability or otherwise, even if the party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

11.2. Except as required under a party’s obligation to indemnfity the other party under this Agreement, a partyeach party’s liability under this Agreement, regardless of the form of action, shall be limited to actual damages and shall not exceed the total amount paid for the SOW under which such liability arises.

11.3. In the event that the Company commits a breach of the warranty set forth in Section 10.2 above, Company’s sole liability, and Sponsor’s sole remedy shall be for Company a) to conform, at Company’s cost and expense, the affected work or portion of the research affected by the breach to the relevant specification or b) issue a credit or refund of all amounts paid for the affected work or portion of the research affected by the breach to the relevant specification including Sponsor’s documented costs related to the Services, provided in no event shall such amount exceed twice the total amount paid for the SOW under which such liability arises.

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BioCorRx, Inc.

12. Indemnities.

12.1. Notwithstanding the limitations of liability contained in Section 11 above, Company will defend, indemnify, save and hold harmless Sponsor and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including without limitation reasonable attorneys’ fees and any costs and expenses associated with each party’s compliance with a subpoena or other similar legal request related to the Services or a Study (“Claims”) arising out of or in connection with or attributable to Company’s negligence or willful misconduct; (ii) breach of this Agreement or any SOW; and (iii) failure to comply with any Applicable Law, and will pay any costs and damages which may be assessed against them, provided that Company is given written notice of the Claims within five (5) days of the date of notice to Sponsor and is given information, reasonable assistance, and sole authority to defend and/or settle the claim.

12.2. Notwithstanding the limitations of liability contained in Section 11 above, Sponsor will defend, indemnify, save and hold harmless Comapny and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including without limitation reasonable attorneys’ fees and any costs and expenses associated with each party’s compliance with a subpoena or other similar legal request related to the Services or a Study (“Claims”) arising out of or in connection with or attributable to Sponsor’s (i) future use development and disposition of the Test Articles and/or any other substances upon which the Services of Company were performed, or (ii) any infringement of any third party’s patent rights or unauthorized use or misappropriation of its know-how related to the Test Articles, (iii) negligence or willful misconduct; (iv) failure to comply with any Applicable Law, and will pay any costs and damages which may be assessed against them, provided that Sponsor is given written notice of the Claims within five (5) days of the date of notice to Sponsor and is given information, reasonable assistance, and sole authority to defend and/or settle the claim.

12.3. Nothing in this Agreement shall exclude a party’s liability for any liability which cannot be excluded or restricted by Applicable Law.

13. Ownership. Any inventions, techniques and/or compounds utilised for carrying out the Services hereunder which relate to the conduct of Company’s business are and shall remain Company’s exclusive property, including but not limited to; present and future documentation, scientific and technical data, test procedures and other information that is owned or licensed by Company and that is not developed hereunder. Subject to the terms and conditions hereof, Company shall have the right to use concurrent control data as part of its general historical database. Any data, discoveries or inventions developed or generated pursuant to this Agreement which directly relate to any information or materials provided by Sponsor hereunder, including without limitation new data, uses, processes or compositions directly relating to the information or materials provided hereunder shall be the exclusive property of Sponsor. Company acknowledges and agrees it shall have no right, ownership, title or interest in any intellectual property of Sponsor that was Sponsor’s prior to the date of this Agreement, that was provided to Company by Sponsor during the term of this Agreement and any of the results and/or deliverables provided to Sponsor by Company under any SOW or Study. Company agrees to assist Sponsor in securing for Sponsor any patents, copyrights or other proprietary rights in such data, discoveries or inventions, and to perform all acts that may be reasonably required to vest in Sponsor all right, title and interest in such data, discoveries or inventions, and Company shall be compensated for such assistance. All costs and expenses associated with establishing Sponsor’s rights therein shall be Sponsor’s responsibility.

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BioCorRx, Inc.

14. Insurance. Each party shall carry and provide to the other upon request, a copy of its insurance certificate evidencing insurance sufficient to cover its interest or potential liabilities hereunder including, but not limited to worker’s compensation, if applicable, and comprehensive general liability.

15. Force Majeure. Except with respect to the payment of monies due hereunder, neither party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, hurricane, explosion, disease, contamination, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

16. Term and Termination.

16.1. This Agreement will commence on the Effective Date and will continue for five (5) years from the Effective Date or until terminated by the parties as set forth below.

16.2. Sponsor shall have the right to terminate an on-going Study or Services at any time without cause upon thirty (30) days prior written notice to Company. In the event a Study or Services is terminated without cause, Company shall be paid for all Services rendered through the effective date of termination, together with any additional commercially reasonable expenses incurred in connection with the shutdown of the Services or Study including without limitation any irrevocably committed costs, together with the applicable termination fee set forth in the SOW.

16.3. Either party may terminate this Agreement, with or without cause, upon sixty (60) days’ notice to the other party,.

16.4. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, for material breach of this Agreement by the other party if such breach is not remedied to the non-breaching party’s reasonable satisfaction within the thirty (30) day notice period.

16.5. Upon termination, neither party will have any further obligations under this Agreement, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive termination.

17. Employee Solicitation. Each party agrees that, during the term of this Agreement and for a period of one hundred eighty (180) days thereafter, a Party will not solicit for hire or hire as an employee, or engage as an independent contractor, any person who is employed or contracted with the other party, without the prior written consent of the other party provided however that this prohibition shall not apply to a general solicitation not targeted at the other party.

18. Dispute Resolution. The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement. In the event that negotiations are not successful, the controversy, claim or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration. Such arbitration shall take place in the State of Delaware, and shall proceed in accordance with the laws of such jurisdiction and the Commercial Arbitration Rules of the American Arbitration Association or if the parties so elect, the Rules of the United Nations Commission on International Trade Law Model Law on International Commercial Arbitration. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties.

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19. Miscellaneous.

19.1. Notices. All notices from one party to the other will be in writing and will be delivered by addressing the same, if to Company, to the applicable address set forth on Exhibit A and, if to Sponsor, to the address first set forth above, or at such other address as either party may specify in writing to the other. Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be effective upon receipt.

19.2. Independent Contractor. The business relationship of the Company to the Sponsor is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship. Company will be solely responsible for expenses and liabilities associated with the employment of its employees.

19.3. Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of substantially all assets related to the Services or Study.

19.4. Entire Agreement. This Agreement, together with the SOW, sets forth the entire agreement and understanding between the parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of the Agreement. No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties. No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.

19.5. Severability. In the event that any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

19.6. Applicable Law. This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of State of Delaware without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

19.7. Recoverable Expenses. In the event any legal action is instituted to enforce any of the terms and provisions of the Agreement, the prevailing party in such legal action shall be entitled to recover all of its attorney’s fees and all other costs of litigation.

19.8. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Each party agrees that electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signatures means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to record, including facsimile, PDF or email electronic signatures.

19.9. Language of Agreement. The parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed pursuant hereto be in English.

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IN WITNESS WHEREOF, duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

Charles River Laboratories, Inc.	BioCorRx, Inc.

By:	By:
duly authorized	duly authorized

Print Name:	Print Name:

Title:	Title:

Date:	Date:

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BioCorRx, Inc.

EXHIBIT A

Work may be conducted by any of the following Charles River Laboratories locations:

[***]

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[***]

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EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS RELATING TO

THE SUPPLY OF RESEARCH MODELS (“Products”) AND RESEARCH MODEL SERVICES (“Services”).

1. Provision of the Products and Conduct of the Research. Any Products purchased from Company shall be used by Sponsor in a safe manner, and in accordance with Applicable Law. Sponsor, including its employees, agrees that all animals purchased from Company, descendants of those animals derived by inbreeding or crossbreeding, including unmodified derivatives of those animals or their descendants (“Animals”) shall not be: (i) used for any purpose other than the internal research of the Sponsor, (ii) bred for sale or otherwise or provided to any third party for any use, or (iii) provided to any agent or other third party to provide breeding or other services with respect to such Animals, unless Company provides Sponsor with prior written authorization for deviation from these terms and conditions. Sponsors should not, without the prior consent of Company, return animals or shipping containers to Company.

2. Acceptance of Products and Services.

Any claim for breach of the warranty in this Agreement must be made in writing to Company within ten (10) business days after the Products are delivered or the completion of Services, after which time the Products or Services shall be deemed finally accepted. Risk of loss and title to the Products shall pass to Sponsor once the Products leave Company’s facility or are delivered to a common carrier, as applicable.

3. Use of Products.

The purchase of any Products conveys to the Sponsor the non-transferable, non-sublicensable, non-exclusive right to internally use the Product and the components of the Products only in research conducted by the Sponsor and specifically in accordance with the SOW provided with the Products. The Sponsor cannot sell or otherwise transfer to a third party the Products or its components for Commercial Purposes. “Commercial Purposes” means any activity for cash or other consideration, including but not limited to (1) use of the Products or its components or materials made using the Products or its components in manufacturing, or to provide a service, information or data, or for clinical, therapeutic, diagnostic or prophylactic purposes or (2) resale of the Products or its components or materials made using the product or its components, except by licensed distributors, whether or not resold for use in research. The foregoing limitations are required by Company given the nature of the products sold, and to the extent that Company owns or controls (with the right to sublicense) patent rights or other intellectual property rights applicable to the Products or its intended use, those rights are licensed to Sponsor on a limited, revocable, non-exclusive, non-transferable and non-sublicensable basis only for the uses expressly permitted above for the Products purchased. Diagnostic products and services provided by Company are not for use in human or clinical diagnostics, and have not been so approved by regulatory agencies. Sponsor may not resell Product or any derivative thereof or reverse engineer any of Company’s products. If Sponsor fails to comply with the foregoing limitations, in addition to any other remedies available to Company, the warranty provided for Products will be automatically voided.

4. Price.

Unless otherwise agreed between the Parties in writing, prices will be as per the price list (if applicable, price of Products is based on highest weight range) on the day of delivery, and they do not include applicable taxes, packaging, insurance or shipment expenses.

5. JAX™ Mice

The sale by the Company of JAX™ Mice will be governed by the terms and conditions of The Jackson Laboratory, which can be found at http://www.jax.org/about-us/legal-information/terms-and-conditions-of-product-use.

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EXHIBIT C

ARCHIVE TERMS AND CONDITIONS

1.	All raw data, samples, products, tissues, cell banks, study documentation, protocols, interim and final reports, specimens generated as a result of a preclinical Study that the Sponsor requests be held in Company’s archive facility or that Applicable Law requires be held in Company’s archive facility shall hereinafter be referred to as “Materials”. Company agrees to comply with industry standards in connection with the storage of the Materials and adhere to all Applicable Law with respect to the storage of the Materials.

2.	Company shall store the Materials at its current storage rates, which may be increased on an annual basis. If the Materials require additional and/or special storage requirements, additional charges for storage shall be assessed and invoiced to Sponsor. Invoices shall be due and payable ten (10) days from the date of the invoice and Sponsor agrees to pay all invoices submitted.

3.	Company’s liability for archival services under this Agreement, regardless of the form of action, shall not exceed the fee paid for one year’s storage of the Materials.

4.	The Materials shall be archived for the period set forth in the SOW (the “Retention Period”). Upon the expiration of the Retention Period, Company shall contact Sponsor to determine disposition of the Materials as follows: (a) extended storage of the Materials; (b) return of the Materials to Sponsor at Sponsor’s expense to be archived in accordance with Applicable Law or (c) where offered by Company , disposal of Materials at Sponsor’s expense. If Sponsor requests Company to continue to store the Materials and Company agrees, the cost for storage of the Materials shall continue to be invoiced to Sponsor at Company’s then current rates. If Sponsor fails to give such instructions, Company shall so notify Sponsor, and if such instructions are still not forthcoming within thirty (30) days of said notification, then Company shall have the option of (i) continuing storage of the Materials, which will be deemed to have been authorized for an additional period of not less than one (1) year, or (ii) returning the Materials to Sponsor at Sponsor’s expense or (iii) disposing of the Materials at Sponsor’s expense provided regulatory retention periods have expired. If Sponsor intends to go out of business or to transfer ownership of the Materials Sponsor will provide notice to Company with instructions for disposition of the Materials. If Sponsor fails to give such instructions, Company shall dispose of the Materials at Sponsor’s expense provided the retention periods defined in this Section have expired. Sponsor agrees that Company shall have access to the Materials at all times in order to comply with applicable law. Sponsor shall be liable for storage charges until the Materials are returned to Sponsor. At any time while the Materials are in transit to Sponsor, all risk of loss or exposure to the Materials shall be borne by Sponsor.

5.	Company will not release the Materials to any third party, without Sponsor's written permission unless such disclosure is compelled by valid subpoena or Applicable Law. If such disclosure is requested, Company shall use its commercially reasonable efforts to provide Sponsor with written notice prior to such release. Prior to release or inspection of any Materials by Sponsor or its agents, Sponsor shall provide all reasonable documentation requested by Company.

MSA	Page 14 of 15
BioCorRx, Inc.

EXHIBIT D

DATA PROTECTION ADDENDUM – BUSINESS CONTACT DETAILS

1.1.	The Parties acknowledge that each of them may process Personal Data in connection with this Agreement. As used herein, the term ‘Personal Data’ and ‘Sensitive Personal Data’ shall have the meanings given to them in the General Data Protection Regulation 2016/679 (collectively, with any applicable Member State data protection laws, and as amended from time to time, the “EU Data Protection Laws”).

1.2.	The Parties anticipate that the Personal Data disclosed to each other in connection with this Agreement will consist solely of the names and contact details of their respective personnel who are involved in the performance or administration of this Agreement. Each Party represents and warrants to the other Party that it is authorized to disclose or transfer the Personal Data of its personnel (including its employees and consultants) to the other Party and has obtained the express consent of the relevant data subjects in relation thereto, or otherwise has an appropriate basis for such disclosure or transfer under applicable law.

1.3	Company acknowledges that Sponsor shall hold and process the Personal Data of Company’s personnel contained in this Agreement and all related Statements of Work, or otherwise received from Company or its Affiliates in connection with this Agreement, in its global contract database for the purpose of administering and managing all Sponsor contracts, and that such Personal Data shall be transferred to affiliates within and outside the EU/EEA. Such Personal Data shall be processed in accordance with EU Data Protection Laws and other applicable laws. Company’s personnel may request access to, rectification of, deletion of, or restricted processing of, their respective Personal Data at any time by communicating such request to Sponsor via Company. In the event that Sponsor rejects or only partially complies with such request, Sponsor shall communicate the basis under EU Data Protection Laws for such rejection or partial compliance both to the data subject and to Company (unless disclosure to Company is inconsistent with the data subject’s rights).

Sponsor acknowledges that Company shall hold and process the Personal Data of Sponsor’s personnel contained in this Agreement and all related Statements of Work, or otherwise received from Sponsor or its Affiliates in connection with this Agreement in its global IT systems for the purpose of administering, managing and performing the Agreement, and that such Personal Data may be transferred to Company’s Affiliates within and outside the EU/EEA. Such Personal Data shall be processed in accordance with EU Data Protection Laws and other applicable law. Sponsor’s personnel may request access to, rectification of, deletion of, or restricted processing of, their respective Personal Data at any time by communicating such request to Company via Sponsor. In the event that Company rejects or only partially complies with such request, Company shall communicate the basis under EU Data Protection Laws for such rejection or partial compliance both to the data subject and to Sponsor (unless disclosure to Sponsor is inconsistent with the data subject’s rights).

1.3.

The Parties agree that each Party may retain for a reasonable period of time any Personal Data consisting of the contact details and roles of the other Party’s personnel who have performed or received the Services for purposes of routine record-keeping, client care and, as appropriate (and unless otherwise requested), future contacts regarding potential agreements for the performance of additional services.

1.4.

Each Party undertakes to implement, prior to any processing of Personal Data, appropriate technical and organizational measures to protect the Personal Data. The measures must at least attain a level of security equivalent to that which is prescribed under EU Data Protection Laws and any other applicable laws (to the extent they require a higher level of security) and what is otherwise appropriate taking into consideration the technical possibilities available, the costs for implementing the measures, the particular risks which are involved with the processing of the Personal Data and the sensitivity of the Personal Data being processed.

MSA	Page 15 of 15
BioCorRx, Inc.

1.5.	Should contractor(s) process Personal Data on behalf of either Party in connection with the Services or the administration of this Agreement, the Party using the contractor shall: (a) require each such contractor to enter into a written agreement with such Party that meets the requirements of the EU Data Protection Laws and other applicable laws, and (b) ensure that its instructions to each such contractor with respect to the processing of Personal Data are strictly limited to processing that is required for the performance or management of this Agreement. The foregoing requirements shall also apply with respect to subcontractors of a Party or its contractors.

1.6.	Each Party agrees that if any Personal Data received by a Party hereunder are to be processed at a location outside of the EEA, neither Party shall participate in such transfer of Personal Data prior to the identification, and as necessary, implementation, of an appropriate and mutually acceptable legal basis for such transfer consistent with EU Data Protection Laws, such as (but not limited to) the appropriate standard clauses for the transfer of Personal Data outside of the EEA approved by the European Commission from time to time.

1.7.	If a Party proposes the transfer or other sharing of Personal Data that is not contemplated in Section 1.2, the Parties shall use good-faith efforts (prior to such transfer or other sharing) to determine and document the Parties’ respective roles as a data controller, joint data controller, or data processor with respect to such Personal Data, in order to identify and facilitate compliance with their respective obligations under the EU Data Protection Laws. To the extent that one Party will act as a data processor for the other Party (acting as the data controller), the Parties will enter into further contractual commitments as necessary to comply with Article 28 of the GDPR.

1.8.	Each Party agrees that it shall not, directly or indirectly, disclose Sensitive Personal Data to the other Party without the prior written consent of the other Party (in the receiving Party’s sole discretion), following consultation regarding the necessity of such disclosure and agreement upon the protocols for processing the Sensitive Personal Data and any contractual terms that may be required in addition to those set forth herein in order to meet the requirements of the EU Data Protection Laws with respect to the specific Sensitive Personal Data that is proposed to be disclosed in connection with this Agreement.